Exhibit 5.1

[CLEARY GOTTLIEB STEEN & HAMILTON LLP LETTERHEAD]

February 8, 2012

América Móvil, S.A.B. de C.V.

Lago Zurich 245

Plaza Carso / Edificio Telcel

Colonia Granada Ampliación

11529 México, D.F. México

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”), in connection with the Company’s offering pursuant to a registration statement on Form F-3ASR (No. 333-162217) of CNY1,000,000,000 aggregate principal amount of its 3.50% Senior Notes due 2015 (the “Securities”) to be issued under an indenture dated as of September 30, 2009 (the “Base Indenture”) among the Company, Radiomóvil Dipsa, S.A. de C.V. (“Telcel”) and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Ninth Supplemental Indenture dated as of October 27, 2011 (the “Ninth Supplemental Indenture”), among such parties, as further supplemented by the Twelfth Supplemental Indenture, dated as of February 8, 2012 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture and the Ninth Supplemental Indenture, the “Indenture”), among the Company, The Bank of New York Mellon, as Trustee, Security Registrar, Paying Agent and Transfer Agent, The Bank of New York Mellon, London Branch, as London Paying Agent and London Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent. Such registration statement, as amended as of its most recent effective date (February 1, 2012), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

América Móvil, S.A.B. de C.V., p. 2

In arriving at the opinion expressed below, we have reviewed the Registration Statement, including the Base Indenture, which is incorporated by reference therein as an exhibit, and we have reviewed the Ninth Supplemental Indenture and the Twelfth Supplemental Indenture and the global notes representing the Securities. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Ninth Supplemental Indenture, the Twelfth Supplemental Indenture or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that (a) the designation in Section 116 of the Ninth Supplemental Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to the Base Indenture or the Securities and the designation in Section 301 of the Twelfth Supplemental Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to the Twelfth Supplemental Indenture, respectively, are (notwithstanding the waivers in Section 116 of the Ninth Supplemental Indenture and Section 301 of Twelfth Supplemental Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding and (b) the enforceability in the United States of the waiver in Section 116 of the Ninth Supplemental Indenture and Section 301 of the Twelfth Supplemental Indenture by the Company of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

América Móvil, S.A.B. de C.V., p. 3

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding U.S. federal statute and no controlling U.S. federal court decision on this issue. Accordingly, we express no opinion as to whether a U.S. federal court would award a judgment in a currency other than U.S. dollars, or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of the judgment currency indemnities in Section 1010 of the Ninth Supplemental Indenture.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in the prospectus supplement dated February 1, 2012 related to the Securities under the heading “Validity of the Notes” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Nicolas Grabar
Nicolas Grabar, a Partner